Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ESG, INC.

(Exact Name of Registrant as Specified in its Charter)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	5,000,000		$5.00	$25,000,000	$147.60 per million	$3,690	$0
Fees Previously Paid	Equity	Common		$		$0	$147.60 per million	$0	$0
Carry Forward Securities
Carry Forward Securities:
	Total Offering Amounts	Common	5,000,000		$5.00	$25,000,000	$147.60 per million	$3,690	$0
	Total Fees Previously Paid			$		$0	$147.60 per million	$0	$0
	Total Fee Offsets								$0
	Net Fee Due							$3,690	$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	ESG Inc.	S1	333	$	Equity	Common	$	Shares; $	$
Fee Offset Sources